Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated September 7, 2012 to

Pricing Supplement No. 34, dated July 27, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the MLCX Grains Index

— Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between August 3, 2012 and September 6, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	84.803%	$1,696,060	September 6, 2012
$1,000,000	84.803%	$848,030	September 6, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$3,000,000.00	84.803%	$2,544,090	$291.55(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $84,498.29 that have been paid in respect of the securities covered by pricing supplement No. 34 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $84,206.74 remain available for future offerings for such pricing supplement described above.